  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3/Amendment No. 1 of our report dated March 31, 2020, with respect to the audited consolidated financial statements of Singlepoint Inc. for the years ended December 31, 2019 and 2018, included in Singlepoint Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

March 1, 2021